Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 22, 1998, is between LIFECARE MANAGEMENT SERVICES, L.L.C., a Louisiana limited liability company that is a health care management company (the “Company”), and CHRIS WALKER (the “Executive”). The Company and the Executive are collectively referred to in this Agreement as the “Parties.”

Background

The Executive has been employed by the Company as its Chief Financial Officer, and the Parties desire to provide for the continued employment of the Executive in accordance with the terms of this Agreement.

Terms of Agreement

The Parties agree as follows:

1. EMPLOYMENT. The Company hereby employs the Executive to devote his personal services to the business and affairs of the Company, and the Executive hereby accepts such employment, on the terms and conditions stated in this Agreement.

1.1. Duties. The Executive’s title and position shall be Chief Financial Officer. The Executive’s duties will be those that he has performed in that capacity before the date of this Agreement, those customarily performed by persons acting in that capacity, and those that may be designated by the President or the Board of Managers of the Company (the “Board”) consistent with the title and position of Chief Financial Officer.

1.2. Full-Time Employee. The Executive shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Article 1.1. The Executive may, however, engage in civic, charitable, and professional or trade activities so long as those activities do not interfere with the performance of his duties under this Agreement.

1.3. Working Facilities. During the Term (as defined below), the Executive shall be furnished with an office and other business facilities and services which are, in the Company’s judgment, necessary or appropriate to permit the Executive to perform his duties under this Agreement.

2. TERM. The term of the Executive’s employment under this Agreement (the “Term”) shall be as follows:

2.1. Initial Term. The initial term shall commence on the date of this Agreement and end at 11:59:59 p.m., Central Time, on the day preceding the first anniversary of the date of this Agreement unless (i) terminated earlier pursuant to Article 5.1 or (ii) extended pursuant to Article 2.2.

2.2. Extended Term. Upon the expiration of the initial term described in Article 2.1, or of any subsequent extended term described in this Article 2.2, the one-year term shall be extended, without the need for any action by either Party, for an additional consecutive year, unless either Party gives notice to the other, at least 90 days before the expiration date, that the notifying Party does not wish to extend the Term. If such a notice is timely given, the Term will expire at the end of the initial term or renewal term in effect at the time of that notice.

3. COMPENSATION. As compensation for the services rendered by the Executive under this Agreement, the Company shall, during the Term, pay or provide the Executive during the Term the following:

3.1. Base Salary. The Company shall pay the Executive during the Term a base salary equal to $85,000.00 per annum, commencing on the date of this Agreement. Base salary shall be paid in equal installments every two weeks, in arrears, at the Company’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. Base salary shall be prorated (on a daily basis) for any partial payroll period of employment under this Agreement.

3.2. Bonus Compensation. The Executive shall be eligible to receive additional cash compensation, as of the end of each fiscal year of the Company during the Term, as a bonus, incentive, or other similar payment in accordance with the Company’s management incentive plan. The additional cash compensation, however, will not be guaranteed and will be dependent upon achieving predefined goals for the fiscal year. The Executive’s eligibility to participate in the Company’s management incentive plan will begin on January 1, 1998. The amount or amounts of cash compensation which the Executive may earn by that participation will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan).

3.3. Stock Incentive Plan. The Executive shall be eligible to participate in any stock option, performance share, phantom stock, or similar long-term incentive plan adopted by the Company for its executives having positions similar to the Executive’s position and in effect during the Term. The extent to which the Executive will participate in any such plan will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan).

3.4. Savings and Retirement Plans. The Executive shall be eligible to participate in any executive savings, deferred compensation, retirement or pension, or death benefit plan adopted by the Company for its executives having positions similar to the Executive’s position and in effect during the Term. The extent to which the Executive may participate in any such plan will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan).

3.5. Welfare Benefit Plans. The Executive shall be eligible to participate, on a basis consistent with past practices (if any), in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by the Company covering its employees generally or its executives having positions similar to the Executive’s position and in effect during the Term.

3.6. Paid Time Off. The Executive shall be entitled to 28 days of paid vacation or time off (“PTO”) per fiscal year of the Company, in accordance with the Company’s PTO policies, practices, and procedures. Such PTO shall, however, be prorated in any fiscal year during which the Executive is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which the Executive is so employed.

3.7. Tax Withholding. The Company may deduct from any compensation or other amount payable to the Executive under this Agreement (including under Article 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in the Company’s judgment, be required.

3.8. Participation in Compensation and Benefit Plans. The Executive’s participation during the Term in any or all of the plans or programs adopted by the Company described in Articles 3.2 through 3.5 (“Compensation and Benefit Plans”) will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by the Company, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. The Company shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that the Executive is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, the Company has provided to the Executive, and the Executive hereby acknowledges receipt of, a copy of the correct and complete written plan description or plan materials distributed to participants or prospective participants.

4. EXPENSE REIMBURSEMENT. During the Term, the Executive may incur, and shall be reimbursed by the Company for, reasonable, ordinary and necessary, and documented business expenses to the extent that the Executive complies with, and reimbursement is permitted by, the Company’s policies, practices, and procedures.

5. EXPIRATION, TERMINATION, OR CHANGE IN CONTROL. The Parties’ respective rights and obligations upon the expiration of the Term, upon termination of employment, or upon a Change in Control (as defined below) are as follows:

5.1. Expiration or Termination Generally. Upon the expiration of the Term, or if the Executive’s employment under this Agreement terminates for any reason, the Company shall pay or provide the Executive the following:

5.1.a. Any base salary earned by, but not yet paid to, the Executive through the effective date of termination of employment (the “Termination Date”);

5.1.b. All benefits, or (at the Company’s option) the cash equivalent of all benefits, that have been earned by or vested in, and are payable to, the Executive under, and subject to the terms (including all eligibility requirements) of, the Compensation and Benefit Plans in which the Executive participated through the Termination Date;

5.1.c. All reimbursable expenses due, but not yet paid, to the Executive as of the Termination Date under Article 4; and

5.1.d. An amount equal to all accrued and unused PTO, calculated in accordance with the Company’s PTO policies, practices, and procedures (including authorized deductions and the deductions required by law), through the Termination Date.

The amount of base salary due under section 5. 1.a shall be paid no later than the thirty (30) business day after the Termination Date; the amounts or benefits due under section 5.1.b shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to the Executive; and the amounts due under sections 5.1.c and 5.1.d shall be paid in accordance with the terms of the Company’s policies, practices, and procedures regarding reimbursable expenses and PTO, respectively. Except as expressly provided below in this Article 5, upon paying or providing the Executive the preceding amounts or benefits, the Company shall have no further obligation or liability under this Agreement for base salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans.

In this Agreement, the Termination Date shall be (i) the date of expiration of the Term, (ii) the date of the Executive’s death, (iii) the third business day after the date on which the Company gives notice of termination because of Disability, or (iv) the date of termination specified in any other notice of termination, whether for Cause (as defined below) or without Cause, or if not specified in the notice of termination, the date that notice of termination is given.

In this Agreement, “Disability” means the Executive’s permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for at least 90 consecutive days. Any Disability shall be determined by the Board or an authorized committee or representative thereof (“Representative”), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. The Executive shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative.

In this Agreement, “Cause” means any of the following: (i) the Executive’s failure to substantially perform his duties under this Agreement, other than any such failure resulting from his incapacity due to physical or mental illness or Disability; (ii) the Executive’s engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or is reasonably expected to be substantially injurious (monetarily or otherwise) to the Company or its business or reputation; (iii) the Executive’s performance of any act or omission constituting dishonesty that results, directly or indirectly, in significant gain or enrichment of the Executive or his family or affiliates at the expense of the Company; or (iv) any breach by the Executive of any obligation under any of Articles 6, 7, 8, and 9. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board or its Representative. If the Company believes that Cause for termination exists under clause (i) above in this paragraph, the Company shall notify the Executive of that belief, and that notice shall describe the event or circumstance believed to constitute Cause for termination. If that event or circumstance may reasonably be remedied or corrected, the Executive shall have 30 days to effect that correction or remedy. If not corrected or remedied within that 30- day period, Cause for termination shall immediately be deemed to exist, and the Executive’s employment shall be deemed terminated. If the Company believes that Cause for termination exists under any of clauses (ii), (iii), and (iv) above in this paragraph, the Company shall notify the Executive of that belief, and that notice shall constitute immediate termination of the Executive’s employment.

5.2. Termination Without Cause or Upon Death or Disability. If the Executive’s employment is terminated by death or by the Company because of Disability or without Cause before the expiration of the Term, the Executive (or his legal representative, estate, or heirs) shall be entitled to receive from the Company, as liquidated damages, the continued payment of the Executive’s base salary, at the annual rate in effect at the Termination Date, for the six consecutive months immediately after the Termination Date (the “Severance Payments”). The Severance Payments shall be (i) paid at the Company’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company, and (ii) in addition to the amounts or benefits to which the Executive is entitled under Article 5.1 and any rights or remedies the Executive may have under the Compensation and Benefit Plans. The Company will commence the Severance Payments on the first regular and routine payroll date of the Company after the Termination Date. The Severance Payments shall not be deemed the continuation of the Executive’s employment for any purpose.

5.3. Conditions to Severance Payments. Except as provided below in this Article 5.3, none of the Severance Payments will be subject to reduction as the result of future compensation earned or received by the Executive (including by self-employment), and the Executive shall have no duty to mitigate his damages. The Severance Payments shall, however, be conditioned upon:

5.3.a. The Company’s receipt of a Settlement Agreement, General Release, and Covenant Not to Sue executed and performed by the Executive (or his legal representative, estate, or heirs) in substantially the form of Exhibit A to this Agreement (the “Release Agreement”); and

5.3.b. the compliance by the Executive (or his legal representative, estate, or heirs) with Articles 6, 7, 8, and 9 after the Termination Date as specified in those Articles, as well as with the Release Agreement.

The Company may reduce the amount of Severance Payments to be made to the Executive (or his legal representative, estate, or heirs) if, and the Company shall be entitled to a return of amounts of the Severance Payments made to the extent that, there is or has been any violation of any of Articles 6, 7, 8, and 9 or of the Release Agreement.

5.4. Change in Control. In addition to, and not in substitution for, any other amounts that may be payable to the Executive under this Agreement (or otherwise), the Company shall make the Retention Payments (as defined below) to the Executive upon a Change in Control if (i) the Executive remains in the employ of the Company until the Change in Control, (ii) the Executive continues to perform his duties under this Agreement at substantially the same level of competence as he had performed before the possibility of a Change in Control arose, and (iii) the Executive assists in any preparation for the Change in Control to the extent reasonably requested by the Company. The Retention Payments shall be payable regarding only one Change in Control during the Term, but the Executive’s right to the Retention Payments shall be deemed earned and vested upon the Change in Control (if all of the conditions stated in the preceding sentence are satisfied) and shall not be subject to, conditioned upon, or affected by any continued employment of any termination of employment upon or following a Change in Control.

The “Retention Payments” shall be an aggregate amount equal to one-half of the Executive’s base salary, at the annual rate in effect immediately preceding the Change in Control, and shall be paid in installments over the six consecutive months immediately after the Change in Control at the Company’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of the Company. A “Change in Control” shall have occurred if:

5.4.a. the Company consummates a merger, consolidation, share exchange, or reorganization with another corporation or other legal entity and, as a result of such merger, consolidation, share exchange, or reorganization, less than a majority of the combined voting power of the outstanding securities of the surviving entity (whether the Company or another entity) immediately after such transaction is held in the aggregate by the holders of securities of the Company that were entitled to vote generally in the election of directors of the Company (“Voting Stock”) immediately before such transaction;

5.4.b. the Company consummates a sale or other transfer of all or substantially all of its assets to another corporation or other legal entity, and less than a majority of the combined voting power of the outstanding securities of such acquiring entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately before such sale or transfer; or

5.4.c. during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such two-year period.

Any series of transactions of the kinds described in sections 5.4.a and 5.4.b shall be deemed a single transaction for the purpose of this definition of “Change in Control.” Nevertheless, no “Change in Control” shall be deemed to have occurred under section 5.4.a or section 5.4.b if (i) any transaction described in those subsections is effected solely to facilitate an initial registered public offering of Voting Stock, or the equivalent of Voting Stock, on behalf of the Company and the less-than-majority-ownership condition set forth in those subsections is satisfied principally because of the dilutive effect of that initial registered public offering, or (ii) as the result of any transaction described in those subsections Golder, Thoma, Cressey, Rauner Fund V, L.P. holds a majority of the combined voting power of the outstanding securities of the Company or other surviving entity immediately after such transaction.

5.5. Effect of Excess Parachute Payment. If the Executive is a disqualified individual (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto) and if any portion of the Severance Payments or the Retention Payments to be made would be an “Excess Parachute Payment” (as defined in Section 280G of the Code or any successor provision thereto) but for the application of this sentence, then the amount of the Retention Payments or (if the Executive’s employment is terminated upon or after a Change in Control without Cause) the Severance Payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the Retention Payments or the Severance Payments, as so reduced, constitutes an Excess Parachute Payment. Whether any reduction in the amount of the Retention Payments or the Severance Payments is required pursuant to this Article 5.5 shall be determined, if requested by a Party, by the Company’s independent accounting firm. Any required reduction in the Retention Payments or the Severance Payments under this Article 5.5 shall be applied on a pro rata basis to each of the Retention Payments or the Severance Payments. That the Executive may have the Retention Payments or the Severance Payments reduced as a result of the limitations in this Article 5.5 shall not, of itself, limit or otherwise affect any rights of the Executive arising other than under this Agreement.

6. CONFIDENTIAL INFORMATION. The Company shall provide to the Executive, during the Term, access to various trade secrets, confidential information, and proprietary information of the Company (which, in this Article 6 as well as in Articles 7, 8, and 9, shall include the Company’s subsidiaries and affiliates) which are valuable and unique to the Company (“Confidential Information”). The Executive shall not, either while in the employ of the Company or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of the Company or not engaged to render services to the Company, except (in either case) to perform his duties under this Agreement or otherwise with the Company’s prior written consent. Nothing in this Article 6 shall preclude the Executive from the use or disclosure of information generally known to the public or not considered confidential by the Company or from any disclosure to the extent required by law or court order (though the Executive must give the Company prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of the Company, whether prepared by the Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises from the Company, except in the ordinary course of business as part of the Executive’s performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to the Company (without the Executive’s retaining any copies) upon the expiration of the Term or termination of employment under this Agreement.

7. NONCOMPETITION. The Executive acknowledges that, in addition to his access to and possession of Confidential Information, during the Term he will acquire valuable experience and special training regarding the Company’s business and that the knowledge, experience, and training he will acquire would enable him to injure the Company if he were to engage in any business that is competitive with the business of the Company. Therefore, the Executive shall not, at any time during the Term and for the 12 consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in any business that is in direct competition with the business of the Company within a thirty (30) mile radius of any long-term acute care hospital facility operated by Company or any of its affiliates, subsidiaries or operating entities (The Executive shall not be prohibited, however, from owning, as a passive investor, less than five percent of the publicly traded stock of any corporation engaged in a business competitive with that of the Company.) The Executive represents that the enforcement of the restriction in this Article 7 would not be unduly burdensome to the Executive and that, in order to induce the Company to enter into this Agreement (which contains various benefits to the Executive and obligations of the Company with respect to the Executive’s employment), the Executive is willing and able to compete after the Termination Date in other geographical areas not prohibited by this Article 7. The Parties agree that the restrictions in this Article 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable.

8. NONSOLICITATION. The Executive shall not, at any time within the 12 consecutive months immediately after the Termination Date, either directly or indirectly:

8.1. Disclose Contact Information. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with the Company within the health care industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of the Company; or

8.2. Solicit Employees. Solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any employee or consultant of the Company, or in any other manner attempt to induce any employee or consultant of the Company to leave the employ of the Company or cease his or her consulting or similar business relationship with the Company.

9. DEVELOPMENTS. The Executive shall promptly disclose to the Company all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that the Executive, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company, (ii) are suggested by, arise out of, or result from, directly or indirectly, the Executive’s association with the Company, or (iii) arise out of or result from, directly or indirectly, the use of the Company’s time, labor, materials, facilities, or other resources (“Developments”).

The Executive hereby assigns, transfers, and conveys to the Company, and hereby agrees to assign, transfer, and convey to the Company during or after the Term, all of his right and title to and interest in all Developments. The Executive shall, from time to time upon the request of the

Company during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of the Company or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to the Company or to enable the Company to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. The Company will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by him in complying with this Article 9.

10. CERTAIN REMEDIES. Any breach or violation by the Executive of any of Articles 6, 7, 8, and 9 shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with the Executive’s covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which the Company may be entitled. The existence of any claim or cause of action of the Executive against the Company, or any subsidiary or affiliate of the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Executive’s covenants in any of Articles 6, 7, 8, and 9. The covenants in Articles 6, 7, 8, and 9 and in this Article 10 shall survive the expiration or termination of the Executive’s employment under this Agreement.

11. ARBITRATION. Any controversy or dispute arising under or relating to this Agreement, or any expiration or termination of employment under this Agreement (a “Dispute”), shall be submitted to and settled by arbitration in accordance with the following:

11.1. Arbitrators. The arbitration of any Dispute may be initiated by either Party by notice to the other Party, specifying the Dispute and appointing the notifying Party’s arbitrator, in accordance with Article 14 (the “Arbitration Notice”). The arbitration shall be conducted by a panel of three arbitrators (the “Panel”), one appointed by each of the Parties and a third appointed by those two arbitrators. The third arbitrator shall act as chairman of the Panel. If (i) the non-initiating Party fails to appoint an arbitrator by written notice to the initiating Party within ten days after the Arbitration Notice is given, or (ii) the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, then the American Arbitration Association (“AAA”) in Dallas, Texas, upon application of a Party, shall appoint an arbitrator to fill the vacancy or vacancies in the Panel.

11.2. Conduct and Award. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA at a location in the Dallas, Texas metropolitan area agreed upon by the Parties and the Panel or, if the Parties cannot agree, designated by the Panel. The Federal Rules of Procedure shall apply to discovery and evidentiary matters as part of the arbitration. The determination or award made or approved by unanimous or majority of the arbitrators shall be the action of the Panel. The determination or award shall be final and binding on the Parties, and judgment upon such determination or award may be entered and enforced in any court of competent jurisdiction.

11.3. Equitable Relief. Though any Dispute arising under or relating to any of Articles 6, 7, 8, and 9 shall be subject to arbitration and the Panel shall have the power to award injunctive or other equitable relief, the Company shall not be precluded from also seeking and obtaining injunctive or other equitable relief from any court of competent jurisdiction to protect or enforce its rights and remedies under any of Articles 6, 7, 8, and 9.

11.4. Expenses. Except as otherwise provided in the determination or award of the Panel, (i) each Party shall bear its own expenses of arbitration, including its expenses of obtaining and presenting evidence and attending the arbitration hearings and the fees and expenses of its legal counsel, and (ii) the Parties shall share equally all other costs of arbitration, including the fees and reimbursable expenses of the Panel.

12. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and the Executive and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Article 12), including any successor to the Company by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of the Company. The Company shall have the right, without the need for any consent from the Executive, to assign its rights, benefits, remedies, and obligations under this Agreement to one or more other persons. The rights, benefits, remedies, and obligations of the Executive under this Agreement are personal to the Executive, however, and may not be assigned or delegated by him; except that this shall not preclude (i) the Executive from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after the Executive’s death or (ii) the legal representative of the Executive’s estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under the Executive’s will or the laws of intestacy applicable to the Executive’s estate, as the case may be.

13. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

14. NOTICES. Any notice, request, or other communication to be given by either Party under this Agreement by to the other shall be in writing and either (i) delivered in person, (ii) delivered by prepaid same-day or overnight courier service, or (iii) sent by certified mail, postage prepaid with return receipt requested, in any case addressed to the other Party as follows:

To the Company:	LifeCare Management Services, L.L.C. 6161 Harry Hines Boulevard, Suite 300 Dallas, Texas 75235 Attention: David B. LeBlanc, President

To the Executive:	134 Charles Ave Shreveport, LA 71105 Attn: Chris Walker

or to such other address as the Party to be notified may have designated by notice previously given in accordance with this Article 14. Communications delivered in person or by courier service shall be deemed given and received as of actual receipt (or refusal) by the addressee. Communications mailed as described above in this Article 14 shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier.

15. CERTAIN DEFINED TERMS. In this Agreement, (i) “person” means an individual or any corporation, partnership, trust, unincorporated association, limited liability company, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or governmental agency, (ii) “include” and “including” do not signify any limitation, (iii) “Article” means any Article of this Agreement, unless otherwise indicated, (iv) an “affiliate” of a person means any other person controlling, controlled by, or under common control with that person, and (v) “business day” means any Monday through Friday, other than any such weekday on which the executive offices of the Company are closed.

16. ENTIRE AGREEMENT. This Agreement, with Exhibit A, constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreement between the Company and the Executive with respect to the same subject matter.

17. MODIFICATION AND WAIVER. No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. Any waiver by a Party of a breach or violation of any provision of this Agreement by the other Party shall not be deemed a waiver of any other provision or of any subsequent breach or violation.

18. GENDER. Whenever the context requires in this Agreement, words denoting gender in this Agreement shall include the masculine, feminine, and neuter.

19. GOVERNING LAW. This Agreement, and the rights, remedies, obligations, and duties of the Parties under this Agreement, shall be governed by, construed in accordance with, and enforced under the laws of the State of Texas.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one, and the same document.

The Parties have executed this Agreement to be effective as of the date stated in the first paragraph.

THE COMPANY:

LIFECARE MANAGEMENT SERVICES, L.L.C.

By:	/s/ David B. LeBlanc

THE EXECUTIVE:

/s/ Chris Walker
Chris Walker

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